5.1 Opinion of Michael S. Krome, Esq.

MICHAEL S. KROME, ESQ.
8 Teak Court
Lake Grove, New York 11755
(631) 737-8381

January 25, 2008

The Board of Directors
Andrew Mazzone, President
78 Lamar Street
West Babylon, NY 11704

Gentlemen:

You have requested my opinion as counsel for XIOM Corp., a Delaware Corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and regulations promulgated thereunder, of 821,336 shares which would result from the mandatory conversion of its 7% Convertible Exchangeable Notes, plus an additional 454,667 shares issued by the Company and 260,417 shares that would result from the conversion of a separate convertible note, all of which represents shares of Selling Shareholders and an additional 1,642,672 shares, which represents shares underlying the warrants issued by the Company to the Selling Shareholders from the 7% Convertible Exchangeable Notes, for a total of 3,179,092 Shares of common stock, pursuant to a Registration Statement on Form SB-2 (the “Registration Statement”).

For purposes of this opinion, I have examined the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus, which is a part thereof (the “Prospectus”) and the exhibits thereto. I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed.

In my examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or Photostatted copies, and the authenticity of the originals of such copies.

I am a member of the bar of the State of New York. My opinions below are based upon the laws of the State of New York, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the federal securities laws of the United States.

Based on the foregoing, it is my opinion that

1. The Company is a duly organized and validly existing Corporation under the laws of the State of Delaware, with Corporate power to conduct the business it conducts as described in the Registration Statement;

2. The Company has an authorized capitalization as set forth in the Registration Statement;

3. The securities set forth in the Registration Statement for re-sale by current shareholders, has been validly issued and are fully paid and non-assessable shares of common stock of XIOM Corp.; and

4. The Warrants issued as part of the private placement offering of 7% Convertible Exchangeable Notes, as set forth, and exchangeable for 1,642,672 shares, have been duly and validly authorized and created and, subject to payment for the exercise thereof pursuant to the terms of the said Warrant, the Common Stock issued as a result of exercise of the Warrants will be duly and validly issued as fully paid and non-assessable shares of Common Stock.

I consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of my name under the caption “Legal Matters” in the Prospectus.

Sincerely,

/s/ Michael S. Krome, Esq.

Michael S. Krome, Esq.